Exhibit 10.1

IN THE CIRCUIT COURT OF THE TWELFTH JUDICIAL CIRCUIT
IN AND FOR SARASOTA COUNTY, FLORIDA

CANNON OFFICES, L.L.C., a Florida
limited liability company,

Plaintiff,

vs.	Case Number 2008 CA 002375 NC

KESSELRING HOLDING CORPORATION,
a Delaware corporation,

Defendant.
__________________________________________/

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

THIS SETTLEMENT AGREEMENT AND MUTUAL RELEASE (“Agreement”) is made and entered into between CANNON OFFICES, LLC, a Florida limited liability company (“Cannon”) and KESSELRING HOLDING CORPORATION, a Delaware Corporation (“Kesselring”).   Cannon and Kesselring are hereinafter collectively referred to as the “parties”.   This Settlement Agreement shall become effective as of the 2nd day of July, 2008 (the “Effective Date”).

RECITALS

A.
This litigation arises under an Office Lease Agreement dated August 31, 2007 (the “Lease”) under which Kesselring leased from Cannon a unit of commercial property identified as 6710 Professional Parkway West, Suite 301, Sarasota, Florida 34240 (the “Premises”).

B.
The Lease provided for an initial term of five years commencing on August 29, 2007.   Kesselring failed to make payment under the Lease as agreed and ultimately vacated the Premises shortly after the filing of this litigation.

C.	The amount of unpaid rent due to Cannon through the initial term of the Lease (less payments previously received from Kesselring) equals the sum of $709,044.82.

D.
Kesselring has defended this action, claiming among other things that Cannon has failed to mitigate its damages and that the officer who purportedly signed the Lease on behalf of Kesselring lacked authority to do so.

E.
The parties desire to settle all disputes and all other claims and issues related thereto which have been raised or could have been raised in the pending litigation and to memorialize the terms of their settlement and release by this agreement with respect to same.

    NOW, THEREFORE, in consideration of the mutual covenants of the parties herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, Cannon and Kesselring, intending to be legally bound, do hereby agree as follows:

1.	Recitals. The foregoing recitals are true, correct and incorporated herein by this specific reference and form an integral part of this Agreement.

2.
Initial Payment by Kesselring.   Kesselring shall make an initial payment to Cannon in the amount of $75,000.00, which sum shall be payable $15,000.00 on the Effective Date of this Agreement followed by four (4) equal monthly installments of $15,000.00 each, payable on the 30th, 60th, 90th and 120th days after the Effective Date of this Agreement.   All payments shall be made via attorneys’ trust account check, cashier’s check or wire transfer, shall be made payable to “Icard Merrill Trust Account” and shall be delivered to Cannon’s counsel, Charles J. Bartlett, Esq., Icard, Merrill, Cullis, Timm, Furen & Ginsburg, P.A., 2033 Main Street, Suite 600, Sarasota, Florida 34237 on or before the respective due dates, time being of the essence hereof.   In the event that Kesselring shall fail to make any installment payment due hereunder on or before its due date, Cannon shall be entitled to an immediate money judgment against Kesselring in the principal amount of $709,044.82, plus prejudgment interest at the statutory rate from February 10, 2008 to the date of entry of the Final Judgment, plus attorneys’ fees and costs incurred by Cannon in the agreed amount of $5,000.00, less the amount of any installment payments actually made by Kesselring pursuant to this paragraph.   Cannon shall be entitled to obtain the Final Judgment upon three (3) business days notice to counsel for Kesselring, during which period Kesselring shall have an opportunity to cure by the making of the installment payment plus an additional attorneys’ fee payment in the amount of $1,000.00, failing which Cannon shall be entitled to obtain Final Judgment ex parte on the affidavit of its counsel attesting to the failure to make payment as agreed.

3.
Abatement of Litigation.   Upon the making of the full initial payment in the amount of $75,000.00, this action shall be abated for a period of two (2) years from the Effective Date of this Agreement, during which time Cannon shall continue its diligent efforts to lease the Premises.   In the event that Cannon shall be successful in reletting all or a portion of the Premises within the abatement period, then Kesselring shall be entitled to a credit against any further monies owed to Cannon in a sum equal to the net amount (after payment of reasonable expenses of reletting including, without limitation, brokerage fees, advertising fees and any costs incurred in reconfiguring or building out portions of the Premises for the new tenant) of payments received by Cannon from the new tenant(s) of the Premises.  The credit to which Kesselring would be entitled would be equal to the net rental received during the original five (5) year term of the Lease from any reletting of the Premises.

4.	Entry of Final Judgment Following Abatement. At the conclusion of the abatement period, Cannon shall be entitled to a Final Judgment against Kesselring equal to the lesser of the following amounts:

a.	the sum of $312,500.00, or

b.	the sum computed by subtracting from the unpaid rental due to Cannon for the balance of the initial lease term (the sum of $709,044.82), the following sums:

i.	the initial payment of $75,000.00 made by Kesselring pursuant to paragraph 2 hereof;

ii.	the net rental received or to be received by Cannon (computed as set forth above) during the balance of the initial lease term under the Lease.

At least 30 days prior to the end of the abatement period, Cannon shall provide to Kesselring, through its counsel, an accounting of all sums received or expected to be received as net rental for the Premises during the initial term of the Lease for purposes of making the computation set forth in this paragraph.   Unless Kesselring contests the accounting (in which case an evidentiary hearing will be held by the Court to determine the amount of net rental credit to which Kesselring would be entitled), the Court shall enter a Final Judgment against Kesselring in the amount computed as set forth in this paragraph.   Should an evidentiary hearing be required, the prevailing party shall be entitled to an award of attorneys’ fees and costs incurred. In any judgment entered against Kesselring, there shall be a specific finding that Kesselring is entitled to a dollar for dollar setoff for any additional net rental amounts received by Cannon, attributable to rental of the Premises during the initial term of the Lease, if any, over and above the amounts used to compute the total due at the time of the entry of judgment.

5.
Mutual Release.   As referenced herein, this Agreement and the payments and/or judgment to be received or obtained by Cannon hereunder shall constitute the total consideration to be paid hereunder.   In consideration of the foregoing and the execution of this Agreement by all parties, and except for the obligations arising under this Agreement, Cannon and Kesselring shall release and forever discharge each other and their officers, affiliates, employees, agents, attorneys, and/or contractors, affiliates, personal representatives, successors, heirs or assigns of and from all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialities, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, in law or in equity, which either party ever has had, now has or which any personal representative, successor, heir or assign of the parties hereafter ever had, now have or hereafter can or may have, for, upon or by reason of any matter, cause or thing whatsoever, from the beginning of the world to the Effective Date hereof.    This release specifically includes, but is not limited to all claims, counterclaims, actions and causes of action which may have been made by the parties in this litigation.

6.
Authorization to Make Agreement.   Each party hereto represents and warrants to the other party that the execution, delivery and performance of this Agreement has been: (1) duly authorized by the requisite corporate actions; and (2) will not violate any provision of law, governmental rule or regulation, order of court or other governmental agency, its articles of incorporation, bylaws, or any provision of any indenture, agreement or other instrument to which it is a party.

7.
Amendments, etc.   No amendment, modification, termination or waiver of any provision of this Agreement or consent to any departure from the terms hereof, shall in any event be effective unless the same shall be in writing and signed by the party against whom enforcement of the amendment, modification, termination or waiver is sought.

8.
Counterparts.   This Agreement may be executed in any number of counterparts, each of which shall be a duplicate original, but all of which taken together shall constitute one and the same instrument; any of the parties hereto may execute this Agreement by signing any such counterpart or counterparts.   Facsimile copies shall be deemed originals for all purposes, including enforcement.

9.
Construction of Documents.   This Agreement shall be deemed to have been prepared and negotiated through the efforts of both parties; consequently, this Agreement shall not be construed more strictly against any party than against the other party.

10.
No Third Party Beneficiaries.   There are no third party beneficiaries of this Agreement.   Except as expressly provided herein, the parties intend that this Agreement is solely for their benefit and no person not a party hereto, shall have any rights or privileges whatsoever under this Agreement.

11.	Complete Agreement. This Agreement, including any exhibits hereto, embodies the complete, entire agreement between the parties relating to the subject matter hereof.

12.
Severability.   If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall remain in effect without impairment provided their enforcement will achieve the purpose for which the parties entered into this Agreement.

13.	Governing Law. This Agreement shall be construed in all respects in accordance with, and governed by the laws of the State of Florida.

14.
Attorneys’ Fees.   In any action or proceeding to enforce this Agreement, including any appeal, the prevailing party shall be entitled to recover its reasonable attorneys’ fees including fees for paralegals.   Except as otherwise provided herein, however, each party shall bear their own attorneys’ fees and costs incurred prior to the Effective Date of this Agreement.

15.
General Terms.    For the purposes of this Agreement, if the context so requires, the singular includes the plural and the plural includes the singular.   The terms “herein” and “hereof” shall refer to this Agreement in its entirety and shall not be limited in context to the provisions in which such words were used.

16.	Miscellaneous Provisions. The parties further acknowledge and represent that:

a.
the provisions of this Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, administrators, successors and assigns of each of the parties.   Except as otherwise expressly provided herein, the parties agree that this Agreement shall not and does not create any rights in any third persons;

b.	each party agrees and acknowledges that he, she or it has not assigned any existing or possible claims against another party to any person or entity;

c.
the parties further acknowledge and represent that they have reviewed and understand this Agreement and that they have entered into this Agreement freely and voluntarily.   Each party has cooperated in the preparation of this Agreement.   Hence, this Settlement Agreement shall not be construed to any party’s favor or detriment; and

d.
the parties agree that if any provision of this Agreement or the application thereof to any party or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby and each provision of this Agreement other than such invalid or unenforceable provision, shall be valid and enforceable.

17.
Headings.    The headings in this Agreement are intended to be for convenience of reference only, and shall not define or limit the scope, extent or intent or otherwise affect the meaning of any portion hereof.

    IN WITNESS WHEREOF, the parties have executed this Agreement effective July 2, 2008.

WITNESSES:	CANNON OFFICES, LLC

BY:

ITS:

WITNESSES:	KESSELRING HOLDING CORPORATION

BY:

ITS: